Exhibit 10.10.2

Compensatory Arrangements with Non-Management Directors

Annual Retainer	$30,000

Additional Annual Retainer for Audit Committee Chair	$7,500

Additional Annual Retainer for Other Committee Chairs	$5,000

Board Meeting Attendance Fees	$750 per meeting ($1,500 for concurrent TECO Energy, Inc. and Tampa Electric Company Board meetings)

Committee Meeting Attendance Fees	$1,500 per meeting

Restricted Stock	Annual grant of 2,500 shares

TECO Energy, Inc. also pays for or reimburses directors for their meeting-related expenses.